Exhibit 18.1
The Board of Directors
CEA Industries Inc.
385 South Pierce Avenue, Suite C
Louisville, CO 80027
Ladies and Gentlemen:
We have audited the accompanying consolidated balance sheets of CEA Industries Inc. (“the Company”) as of April 30, 2026 (Successor Company), and 2025 (Predecessor Company), the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows for each of the periods from June 7, 2025 through April 30, 2026 (Successor Company), and the period from May 1, 2025 through June 6, 2025, and the year ended April 30, 2025 (Predecessor Company), and the related notes (collectively referred to as the “financial statements”) and have reported thereon under date of June 22, 2026. The aforementioned consolidated financial statements and our audit report thereon are included (incorporated by reference) in the Company's annual report on Form 10-K for the year ended April 30, 2026. As stated in Note 2 to those financial statements, the Company changed its accounting policy to classify payment stablecoins as cash equivalents instead of presenting them within digital assets, and states that the change in accounting principle is preferable in the circumstances because the change better reflects the economic substance and use of payment stablecoins by the Company. In accordance with your request, we have reviewed and discussed with Company officials the circumstances, business judgment, and planning on which the decision to make this change in the method of accounting was based.
With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.
Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.
Draper, UT
June 23, 2026